Exhibit 10.3

2006 Bonus Plan

Establish a Bonus Pool for executives with a target of 100% of salaries of the executives. The actual Bonus Pool will be established at the end of 2006 by the Committee, after considering the President’s recommendations, according to its judgment of overall accomplishments against the 2006 Business Plan and growth in the Economic Value of the Company of at least 20%. The Bonus Pool can range from 0 to 2x the target. Individual executive bonuses from this Bonus Pool can range from 0% of salary to 200% of salary.